EXHIBIT B
Robert S. Pitts, Jr.
Steadfast Capital Management LP
Steadfast Financial LP
Steadfast Long Financial LP
Steadfast Capital, L.P.
American Steadfast, L.P.
Steadfast International Master Fund Ltd.
Steadfast Long Capital, L.P.
Steadfast Long Capital Master Fund, L.P.